Exhibit 10.4

SERVE ROBOTICS INC.

6/11/2021

Touraj Parang

Dear Touraj:

The purpose of this letter agreement is to inform you of a termination payment that you may be entitled to receive upon your separation from service with Serve Robotics Inc., a Delaware corporation (the “Company”).

In the event of your separation from service with the Company other than for Cause (as defined in the Company’s 2021 Stock Plan), and provided that (i) such separation from service occurs on or prior to February 18, 2025, (ii) the Company exercises its “Call Option” with respect to all or a portion of the milestone-based vested shares of the Company’s Common Stock that you own as of the date of your separation from service (the “Termination Date” and such vested shares repurchased, the “Vested Repurchased Shares”) and (iii) you comply with the Conditions (as defined below), then the Company will pay you a termination payment equal to the product of (i) the Vested Repurchased Shares, multiplied by (ii) the excess, if any, of (x) the purchase price per share of the Company’s Common Stock equal to $500M divided by the Company’s then Fully Diluted Capitalization (as defined below) as of the Termination Date over (y) the per share fair market value of the Company’s Common Stock as of the Termination Date based on the Company’s then-most recent 409A valuation (such termination payment, the “Termination Payment”). Subject to your satisfaction of the Conditions, the Termination Payment shall be paid to you in a lump sum on the first regularly scheduled payroll date that occurs after the Deadline Date; provided, however, if the Termination Date occurs at a time during the calendar year where the Deadline Date could occur in the calendar year following the calendar year in which the Termination Date occurs, then any such Termination Payment will instead be paid on the later of (x) the first payroll date to occur in January following the calendar year in which the Termination Date occurs or (y) the first payroll date on or following the Deadline Date.

For purposes of this letter agreement, “Conditions” will mean (i) you have returned all Company property in your possession within ten (10) business days following the Termination Date, and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the Company’s standard form provided by the Company and such release has become effective no later than the 30th day after the Termination Date (the “Deadline Date”).

For purposes of this letter agreement, the “Fully Diluted Capitalization” means the total number of shares of the Company’s outstanding Common Stock plus (without duplication) all Common Stock of the Company issuable pursuant to outstanding stock options or equity awards, if any, that have been issued, all shares that are reserved but unissued under the Company’s 2021 Stock Plan, and all common stock of the Company issuable upon the conversion or exercise of any outstanding preferred stock and warrants, whether or not the same are currently exercisable.

For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this letter agreement is hereby designated as a separate payment.  No severance or benefits to be paid or provided to you will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, any reference to “termination” or “termination of employment” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. The parties intend that all payments made or to be made under this letter agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.  Notwithstanding the foregoing, if any of the payments provided in connection with your separation from service do not qualify for any reason to be exempt from Section 409A and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum.

Please contact me if you have any questions. We look forward to working together towards helping to build a successful company!

Very truly yours,

SERVE ROBOTICS INC.

/s/ Ali Kashani
Ali Kashani, CEO
ACCEPTED AND AGREED:

/s/ Touraj Parang
Touraj Parang

Dated: 6/23/2021